EX-99.J OTHER OPININ

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 13, 2017, relating to the financial statements and financial highlights which appears in the December 31, 2016 Annual Report to Shareholders of Royce Capital Fund-Micro-Cap Portfolio and Royce Capital Fund-Small-Cap Portfolio, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Portfolio Holdings Disclosure Policy” and “Financial Highlights” in such Registration Statement.

/s/ Pricewaterhouse Coopers LLP

Baltimore, Maryland
April 28, 2017